Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by ARC Group Acquisition II Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ARC Group Acquisition II Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 11, 2026

By:	/s/ Katarzyna Andrusikiewicz
Name:	Katarzyna Andrusikiewicz